Exhibit 3.14.1

ARTICLES OF ORGANIZATION
OF
EXAMWORKS EVALUATIONS OF NEW YORK, LLC

Under Section 203 of the Limited Liability Company Law

FIRST:  The name of the limited liability company is ExamWorks Evaluations of New York, LLC (the “Company”).

SECOND:  The county within this state in which the office of the Company is to be located is New York.

THIRD:  The secretary of state is designated as agent of the Company upon whom process against it may be served.  The post office address within or without this state to which the secretary of state shall mail a copy of any process against the Company served upon him or her is: c/o C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011.

FOURTH:  The name and street address within this state of the registered agent of the Company upon whom and at which process against the Company can be served is:  C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011.

FIFTH:  The Company shall indemnify and hold harmless each member of the Company from and against all claims and demands to the maximum extent permitted under the Limited Liability Company Law.

/s/ Reinaldo Pascual
By: Reinaldo Pascual
Title: Organizer